EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

HITOX CORPORATION OF AMERICA

FIRST: The name of the corporation is HITOX CORPORATION OF AMERICA.

SECOND: The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. Then name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or objects or purposes to be transacted, promoted, or carried on by the corporation are as follows:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

To manufacture, purchase or otherwise acquire, invest in, own mortgage, pledge, sell assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To acquire and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of , mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with the business of this corporation.

To acquire by purchase, subscription or otherwise, and to receive, hold, or own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by an corporations, joint stock companies, syndicates, associations, firms, trusts, or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any State, territory, province, municipality o other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the presentation, protection, improvement and enhancement in value thereof.

To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute, and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyances or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge, or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in an with real or personal property, or any interest herein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation's property and assets, or any interest herein, wherever situated.

In general, to carry on any business, contrary to the laws of the State of Delaware, and to have and exercise all of the powers conferred by the laws of said State upon corporations formed thereunder, and to do any or all of the things hereinbefore set forth to the same extent as natural persons could do, and in any part of the world, as principal, agent, or otherwise, and either alone or in company with others.

To conduct business in the State of Delaware, other States, the District of Columbia, the territories and colonies of the United States, and in foreign countries, an have one or more offices out of the State of Delaware, and to purchase, lease, or otherwise acquire, hold, use, develop, operate, maintain, sell, mortgage, pledge, or otherwise dispose of real and personal property within and without said state.

To do all and everything necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers herein set forth, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which the corporation is organized.

The objects and purposes specified in the foregoing clauses of this Article THIRD shall, except where otherwise expressed in this Article, be in no wise limited or restricted by reference t, or interference from, the terms of any other clause of this or any other article in this certificate of incorporation, but shall be regarded as independent objects and purposes and shall be construed as powers as well as objects and purposes.

The corporation shall be authorized to engage in any lawful act or activity which corporations may be organized under the General Corporation Law of the State of Delaware, and all the powers conferred upon such corporations by the laws, as in force from time to time, of the State of Delaware so far as not in conflict herewith, or which may be conferred by all act heretofore or hereafter amendatory of or supplemental to said General Corporation Law or said laws, and the enumeration of certain power as herein specified is not intended as exclusive of , or as a waive of, any of the powers, rights, or privileges granted or conferred by said General Corporation Law or said laws now or hereafter in force; provided, however, that the corporation shall not in any state, district, territory, possession or country carry on any business, or exercise any powers, which a corporation organized under the laws of said state, district, territory, possession or country could not carry on or exercise.

The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business an purposes.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Four Hundred Thousand (400,000) and the par value of each of such shares is Ten Cents ($.10), amounting in the aggregate to Forty Thousand Dollars ($40,000).

FIFTH: The name and mailing address of each incorporator is as follows:

Name	Mailing Address
David A. Rose	11 Broadway, New York, N.Y.
C. J. Head	11 Broadway, New York, N.Y.
Robert Cohen	11 Broadway, New York, N.Y.

SIXTH: The corporation is to have perpetual existence.

SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

EIGHTH: All corporate powers of the corporation shall be exercised by the Board of Directors except as otherwise provided by law. The Board of Directors may, by resolution or resolutions, passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolutions or in the by-laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it.

The number of the directors of the corporation shall be fixed from time to time by the by-laws and may be altered from time to time by amendment of the by-laws, but shall never be less than three. The Directors shall hold office for a term of one year or until the next annual meeting of stockholders and until their respective successors shall have been duly elected and shall have qualified, whichever shall first occur, provided however, that (i) at any special meeting of stockholders called for the purpose, the stockholders by the affirmative vote of the holders of a majority of the stock of the corporation having voting power, or (ii) the holder or holders of more than 50% of the outstanding stock entitled to vote for the election of the directors, by written demand therefore filed with or sent to the Secretary of the corporation, or in his absence any other officer of the corporation, may remove any Director or Directors, with or without cause, and elect his or their successors to hold office until the next annual meeting of stockholders and until their respective successor shall have been duly elected and shall have qualified, whichever shall first occur. In case of vacancies on the Board of Directors, other than upon removal by vote of the stockholders at a special meeting as aforesaid, a majority of the directors then in office may elect Directors to fill such vacancies until the next annual meeting of stockholders and until their respective successors shall have been duly elected and shall have qualified, whichever shall first occur.

The directors may hold their meetings and the corporation may have an office or offices outside the State of Delaware if the by-laws so provide.

The members of the Board of Directors and of any committee thereof shall be entitled to such reasonable compensation for their services and reimbursement of expenses as shall be fixed in accordance with the by-laws.

None of the directors or officers need be a stockholder or a resident of the State of Delaware.

The Board of Directors may make by-laws and from time to time alter, amend or repeal any by-laws, but any by-laws made by the Board of Directors may be altered, amended or repealed by the stockholders at any annual meeting or at any special meeting, provided that notice of such proposed alteration, amendment or repeal is included in the notice of such special meeting.

The Board of Directors shall have power from time to time to fix and determine and to vary the amount of working capital of the corporation, to direct and determine the use and disposition thereof, to set apart, out of any funds of the corporation available for dividends, a reserve or reserves for any proper purpose, an to abolish any such reserve in the manner in which it was created.

The Board of Directors may from time to time establish, reestablish, amend, alter or repeal and may put into effect and carry out such a plan or plans as may from time to time be approved by it for the distribution among or sale to the officers and employees of the corporation, or any of them, in addition to their regular salaries or wages, of any moneys or other property of the corporation, or of any shares of stock of the corporation, of any class, in consideration for or in recognition of the services rendered by such officers and employees.

The Board of Directors from time to time shall determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the corporation or any of them, shall be open to the inspection of the stockholders, an no stockholder shall have any right to inspect any account, book or document of the corporation except as conferred by statute or as authorized by resolution of the Board of Directors.

The Board of Directors shall have the power to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

When and as authorized by the affirmative vote of the holders of a majority of the stock of the corporation issued and outstanding having voting power given at stockholders' meeting duly called upon such notice as is required by the Laws of the State of Delaware, or when authorized by the written consent of the holder or holders of more than 50% of the voting stock of the corporation issued and outstanding, the Board of Directors may sell, lease or exchange all or substantially all of the property and assets of the corporation, including its goods will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or securities of, any other corporation or corporations.

In addition to the powers and authorities hereinbefore or by statue expressly conferred upon them, the directors may exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate and of the By-Laws of the corporation.

NINTH: (a) No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its director or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purposes, if:

(1) The material facts as to his interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by a vote sufficient for such purpose without counting the vote of the interested director or directors; or

(2) The material facts as to his interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, an the contract or transaction is specifically approved in good faith by vote of the shareholders; or

(3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved, or ratified, by the board of directors, a committee thereof, or the shareholders.

(b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

(c) Any director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director and/or officer of such subsidiary or affiliated corporation.

TENTH: The corporation shall have the power to indemnify officers, directors, employees and agents and maintain indemnification insurance on behalf of any director, officer, employee or agent of the corporation to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware or otherwise.

ELEVENTH: No holder of stock of the corporation shall, as such holder, have any right to purchase or subscribe for any stock of any class which the corporation may issue or sell, whether or not exchangeable for any stock of the corporation of any or classes and whether out of unissued shares authorized by the Certificate of Incorporation of the corporation as originally filed or by an amendment thereof or out of shares of stock of the corporation acquired by it after the issue thereof; nor shall any holder of stock of the corporation, as such holder, have any right to purchase or subscribe for any obligation which the corporation may issue or sell that shall be convertible into, or exchangeable for, any stock of the corporation of any class or classes, or to which shall be attached or appurtenant any warrant or warrants or other instrument or instruments that shall confer upon the holder or holders of such obligation the right to subscribe for or purchase from the corporation any stock of any class or classes; except, in each such case, such right as may be granted by the Board of Directors.

TWELFTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

THIRTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be written ballot unless the by-laws of the corporation shall so provide.

FOURTEENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and that facts herein stated are true, and accordingly have hereunto set our hands this 26th day of December, 1973.

___________________________________ David A. Ross ___________________________________ C.J. Head ___________________________________ Robert Cohen

STATE OF NEW YORK )

: s s. :

COUNTY OF NEW YORK )

BE IT REMEMBERED that on this 26th day of December, A.D. 1973, personally came before me, Joseph S. Libasci a Notary Public for the State of New York, DAVID A. ROSS, C.J. HEAD and ROBERT COHEN, all of the parties to the foregoing Certificate of Incorporation, known to me personally to be such, and severally acknowledged the said certificated to be the act and deed of the signers respectively and that the facts stated therein are true.

GIVEN under my hand and seal of office the day and year aforesaid.

Notary Public

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HITOX CORPORATION OF AMERICA

(Pursuant to Section 242 of the General Corporation Law)

Hitox Corporation of America, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of said Hitox Corporation of America duly convened and held, at which a quorum was present and acting throughout, resolutions were duly adopted setting forth a proposed amendment of the certificate of incorporation of said corporation for the purpose of considering said amendment. The resolution setting forth said amendment is as follows:

"RESOLVED, that Article Fourth of the Certificate of Incorporation of Hitox Corporation of America be and the same is hereby amended to read as follows:

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is One Million Two Hundred Fifty Thousand (1,250,000) shares and the par value of each such share is twenty five cents ($0.25) amounting in the aggregate to Three Hundred Twelve Thousand Five Hundred Dollars ($312,500.00)."

IN WITNESS WHEREOF, said Hitox Corporation of America has caused this certificate to be signed by William T. Glynn, its Chairman, this 28th day of December, 1979.

HITOX CORPORATION OF AMERICA By ________________________________
William T. Glynn
Chairman

ATTEST: ___________________________

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HITOX CORPORATION OF AMERICA

Hitox Corporation of America, a corporation organized and existing under any by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of said Hitox Corporation of America duly convened and held, at which a quorum was present and acting throughout, resolutions were duly adopted setting forth a proposed amendment of the certificate of incorporation of said corporation for the purpose of considering said amendment. The resolution setting forth said amendment is as follows:

"RESOLVED, that Article Fourth of the Certificate of Incorporation of Hitox Corporation of America be and the same is hereby amended to read as follows:

FOURTH: The total number of shares of stock which the Corporation shall have the authority issue to is Two Million (2,000,000) shares and the par value of each such share is twenty five cents ($0.25) amounting in the aggregate to Five Hundred Thousand Dollars ($500,000.00)."

IN WITNESS WHEREOF, said Hitox Corporation of America has caused this certificate to be signed by William T. Glynn, its Chairman, this 12th day of August, 1982.

HITOX CORPORATION OF AMERICA By ________________________________
William T. Glynn
Chairman

ATTEST: ___________________________

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HITOX CORPORATION OF AMERICA

Hitox Corporation of America, a corporation organized and existing under any by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Shareholders of said Hitox Corporation of America duly convened and held, at which a quorum was present and acting throughout, resolutions were duly adopted setting forth a proposed amendment of the certificate of incorporation of said corporation for the purpose of considering said amendment. The resolution setting forth said amendment is as follows:

"RESOLVED, that Article Fourth of the Certificate of Incorporation of Hitox Corporation of America be and the same is hereby amended to read as follows:

FOURTH: The total number of shares of stock which the Corporation shall have the authority issue to is Two Million, Five Hundred Thousand (2,500,000) shares and the par value of each such share is twenty five cents ($0.25) amounting in the aggregate to Six Hundred Twenty-Five Thousand Dollars ($625,000.00)."

IN WITNESS WHEREOF, said Hitox Corporation of America has caused this certificate to be signed by Richard L. Bowers, its President, this 28th day of December, 1983.

HITOX CORPORATION OF AMERICA By ________________________________
Richard L. Bowers, President

ATTEST: ___________________________

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HITOX CORPORATION OF AMERICA

Hitox Corporation of America, a corporation organized and existing under any by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Shareholders of said Hitox Corporation of America duly convened and held, at which a quorum was present and acting throughout, resolutions were duly adopted setting forth a proposed amendment of the certificate of incorporation of said corporation for the purpose of considering said amendment. The resolution setting forth said amendment is as follows:

"RESOLVED, that Article Fourth of the Certificate of Incorporation of Hitox Corporation of America be and the same is hereby amended to read as follows:

FOURTH: The total number of shares of stock which the Corporation shall have the authority issue to is Five Million (5,000,000) shares and the par value of each such share is twenty five cents ($0.25) amounting in the aggregate to One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00)."

IN WITNESS WHEREOF, said Hitox Corporation of America has caused this certificate to be signed by Richard L. Bowers, its President, this 22nd day of January, 1988.

HITOX CORPORATION OF AMERICA
By
Richard L. Bowers

ATTEST:

CERTIFICATE OF AME NDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

HITOX CORPORATION OF AMERICA

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, it is hereby certified as follows:

1. The name of the corporation is Hitox Corporation of American ("the Corporation").

2. The Certificate of Incorporation of the Corporation is hereby amended by amending Article Fourth of the Certificate of Incorporation to read in its entirety as follows:

The total number of shares of stock that the Corporation shall have the authority to issue is Fifteen Million (15,000,000), consisting of Ten Million (10,000,000) shares of common stock of the par value of Twenty-Five Cents ($.25) per share and Five Million (5,000,000) shares of preferred stock of the par value of One Cent ($.01) per share.

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative rights, preferences and limitations of that series.

3. The amendment to the Certificate of Incorporation of the Corporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

Signed and attested to on May 28, 1991.

HITOX CORPORATION OF AMERICA By ________________________________
Richard L. Bowers, President

ATTEST: ___________________________

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

of

HITOX CORPORATION OF AMERICA

It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is Hitox Corporation of America.

2. The certificate of incorporation of the corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

"FIRST: The name of the corporation is TOR Minerals International, Inc."

3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

DATED as of May 5, 2000.

______________________________ Bernard A. Paulson, President and Chief Executive Officer

CERTIFICATE OF DESIGNATIONS, PREFERENCES, RELATIVE RIGHTS,

QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS

OF THE

SERIES A PREFERRED STOCK

OF

TOR MINERALS INTERNATIONAL, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned corporation submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof:

1. The name of the Corporation is TOR Minerals International, Inc., a Delaware corporation (the "Corporation").

2. The Board of Directors duly adopted the following resolution in a meeting of the Board of Directors of the Corporation on January 15, 2004:

WHEREAS, the Corporation's directors have reviewed and approved the Certificate of Designation ("Certificate of Designation"), attached hereto and incorporated herein by reference, delineating the number of shares, the voting powers, designations, preferences and relative, participating, optional, redemption, conversion, exchange, dividend or other special rights and qualifications, limitations or restrictions of a series of Preferred Stock to be issued by the Corporation and designated Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"); now, therefore, be it

RESOLVED, that 200,000 shares of authorized but unissued Preferred Stock be designated Series A Preferred Stock and that the Series A Preferred Stock have the rights, preferences, limitations and restrictions set forth herein; and, be it

FURTHER RESOLVED, that the President or any Vice President of the Corporation, individually or collectively, be, and such officers hereby are, authorized and directed to execute, acknowledge, attest, record and file with the Secretary of State of the State of Delaware the Certificate of Designation in accordance with Delaware General Corporation Law and to take all other actions that such officers deem necessary to effectuate the Certificate of Designation.

1. Series A Preferred Stock. The Series A Preferred Stock (the "Series A Preferred"), will consist of 200,000 shares and will have the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions as follows:

2. Dividends and Distributions.

(a) Series A Preferred. The holders of record of shares of Series A Preferred shall be entitled to receive, for each outstanding share of Series A Preferred held by them, dividends at a rate per annum equal to 6% of the Per Share Purchase Price (as defined in that certain Securities Purchase Agreement, dated January 15, 2004, between the Corporation and the purchasers listed on the signature pages thereto (the "Securities Purchase Agreement")) per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series A Preferred, calculated on the basis of 360 days comprised of twelve 30-day months, out of funds legally available therefore, prior and in preference to any declaration or payment of any dividend on the Common Stock or any other shares of stock of any class of the Corporation, whether or not presently authorized, ranking as to redemption, payment of dividends or distribution of assets junior to the Series A Preferred (collectively, the "Junior Stock") of the Corporation. Such dividends shall be cumulative, shall begin to accrue as to each outstanding share from the date of original issuance thereof, and shall be due and payable quarterly in arrears on the first Business Day (as hereinafter defined) of January, April, July and October each year beginning April 1, 2004 (each, a "Dividend Date"). Accrued but unpaid dividends from and after any Dividend Date shall accrue interest at an interest rate equal to the dividend rate. No dividends shall be paid on or declared and set apart for any of the Junior Stock until all accumulated and unpaid dividends with respect to the shares of Series A Preferred shall have been paid on or declared and set aside for the shares of Series A Preferred. The foregoing provisions shall not prohibit or prevent dividends payable solely in the form of Common Stock being declared and delivered with respect to the outstanding shares of Common Stock. For purposes of this Section, a "Business Day" is defined as any day upon which the banks are open for the transacting of business in the State of Delaware.

(b) Other Permitted Distributions. Notwithstanding Section 2(a) hereof, the Corporation may at any time, out of funds legally available therefore, repurchase shares of Common Stock of the Corporation issued to employees, directors or consultants pursuant to agreements to repurchase such stock in existence as of the date of the Securities Purchase Agreement (provided that the purchase price shall not exceed the price paid by such employee, director or consultant for the purchase of such shares), in each case whether or not dividends on the Series A Preferred shall have been declared and paid or funds set aside therefore, and in each event subject to any other contractual restrictions entered into by the Corporation.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), distributions shall be made to the holders of Series A Preferred in respect of such Series A Preferred before any amount shall be paid to the holders of any other class or series of capital stock of the Corporation in the following manner:

      Series A Preferred. The holders of the Series A Preferred shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of its capital stock an amount equal to the sum of (i) the product of the Per Share Purchase Price multiplied by the number of shares of Series A Preferred then outstanding, plus (ii) all accrued but unpaid dividends and interest then owed (calculated through the date of Liquidation), prior to any distribution to the holders of any other Junior Stock. If the proceeds from a Liquidation are not sufficient to pay to the holders of Series A Preferred the full preference amount set forth above, then such holders shall instead be entitled to receive the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock, which assets and funds shall be distributed ratably among the holders of the Series A Preferred based on the number of shares of Series A Preferred held by each holder bears to the total number of Series A Preferred held by all such holders.

(b) Remaining Assets. After payment to the holders of the Series A Preferred of the amounts set forth in Section 3(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Junior Stock.

(c) Valuation of Securities and Property. In the event the Corporation proposes to distribute assets other than cash in connection with any Liquidation, the value of the assets to be distributed to the holders of shares of Series A Preferred shall be determined in good faith by the Board of Directors. Any securities not subject to an investment letter or similar restrictions on free marketability shall be valued as follows:

(i) if traded on a national securities exchange or the NASDAQ National Market System (or SmallCap Market System) ("NASDAQ"), the value shall be deemed to be the average of the security's closing prices on such exchange or NASDAQ over the thirty (30) trading day period ending three (3) days prior to the distribution;

(ii) if actively traded over-the-counter (other than NASDAQ), the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; or

(iii) if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

The method of valuation of securities subject to an investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of Directors.

(d) Mergers, Consolidations and Asset Sales. Any consolidation or merger of the Corporation with or into any other corporation or the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or any other reorganization of the Corporation (including any reincorporation or other merger or reorganization involving solely the Company and one or more of its wholly-owned subsidiaries), shall not be treated as a Liquidation.

4. Conversion. The holders of Series A Preferred have conversion rights as follows (the "Conversion Rights"):

(a) Right to Convert. Each share of Series A Preferred shall initially be convertible, at the option of the holder thereof, at any time on or after the date of issuance thereof, into 0.84 shares of Common Stock (the "Per Share Conversion Price"). Upon conversion, all accrued but unpaid dividends and interest then owed on the Series A Preferred so converted shall be paid in cash, to the extent permitted by Delaware General Corporation Law (and if not then permitted, at such time as the Corporation is permitted by Delaware General Corporation Law to pay dividends). The Per Share Conversion Price shall not be subject to adjustment except in connection with a stock split, stock dividend, combination, recapitalization and the like.

(b) Mechanics of Conversion. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock and to receive certificates therefore, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall as soon as practicable after such delivery, or after agreement and indemnification in the case of lost or mutilated certificates, issue and deliver at such office to such holder of Series A Preferred, a certificate or certificates for the number of shares of Common Stock to which it, he or she shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Adjustments to Per Share Conversion Price.

(1) Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Per Share Conversion Price of the Series A Preferred in effect immediately prior to such subdivision, combination, consolidation, stock split or stock dividend shall, concurrently with the effectiveness of such subdivision, combination, consolidation, stock split or stock dividend be proportionately adjusted.

(2) Reclassifications. In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the ownership of the Common Stock), the shares of Series A Preferred shall, after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted his shares of Series A Preferred into Common Stock. The provisions of this Section 4(c)(2) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

(d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Per Share Conversion Price of the Series A Preferred pursuant to this Section 4, the Corporation, at its expense, shall promptly thereafter compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, if any, (ii) the Per Share Conversion Price of the Series A Preferred at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred.

(e) Status of Converted Stock. In case any shares of Series A Preferred shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled, shall not be reissuable and shall cease to be a part of the authorized capital stock of the Corporation.

(f) Fractional Shares. Any fractional shares shall be rounded down to the nearest whole.

(g) Miscellaneous.

(i) All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii) No adjustment in the Per Share Conversion Price of the Series A Preferred will be made if such adjustment would result in a change in such Per Share Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Per Share Conversion Price.

(h) No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred against impairment.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting Rights. The holders of the outstanding shares of Series A Preferred will not be entitled to vote except as otherwise required by the General Corporation Law of the State of Delaware and except that the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the shares of Series A Preferred then outstanding, voting as a separate class, take any action to:

(a) alter the rights, preferences or privileges of the Series A Preferred;

(b) create any new class or series of shares, or issue any such shares or options or convertible securities exercisable or convertible into such shares, that have a preference over or are on a parity with the Series A Preferred with respect to dividends or liquidation preferences;

(c) reclassify stock into shares having a preference over or parity with the Series A Preferred with respect to dividends or liquidation preferences;

(d) authorize or pay any dividend or other distribution (other than a stock dividend) with respect to the Preferred Stock or the Common Stock (other than the cash dividends or Payments-in-Kind payable to the holders of Series A Preferred and as permitted under Section 2(a) or as otherwise permitted under Section 2(b)) if any dividends payable with respect to the Series A Preferred are in arrears;

(e) repurchase, redeem or retire any shares of capital stock of the Corporation other than (i) the redemption of the Series A Preferred in accordance with the terms hereof, or (ii) the purchase of Common Stock from employees, directors and consultants pursuant to agreements with the Corporation as of the date of the Securities Purchase Agreement to repurchase such stock; provided that the purchase price shall not exceed the price paid by such employee for such stock; or

(f) alter or amend the provisions of this Section 5.

6. Redemptions.

(a) Optional Redemption. At any time following the second anniversary of the date of issuance of the Series A Preferred, the Corporation may elect, at its option, to redeem from time to time shares of Series A Preferred in an amount equal to at least five percent (5%) of the shares of Series A Preferred (an "Optional Redemption Date") (such percentage to be based upon the number of shares of Series A Preferred outstanding on the day prior to the first Optional Redemption Date; provided that such number of outstanding shares shall be reduced by the number of shares of Series A Preferred converted after the first Optional Redemption Date) at a price per share equal to the Redemption Price (as defined herein).

(b) Redemption Price. The holders of Series A Preferred shall be entitled to receive from the Corporation on a Optional Redemption Date out of funds legally available therefore a cash amount equal to the sum of (A) the product of the Per Share Purchase Price multiplied by the number of shares of Series A Preferred held by such holder to be so redeemed, plus (B) all accrued but unpaid dividends and interest then owed (calculated through the Optional Redemption Date) with respect to the shares of Series A Preferred held by such holder to be so redeemed (the "Redemption Price").

(c) Redemption Procedure. The Corporation shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Not more than 60 nor less than 30 days prior to the Optional Redemption Date, notice by first-class mail, postage prepaid, shall be given to the holders of record of the Series A Preferred to be redeemed, addressed to such stockholders at their last addresses as shown on the books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Series A Preferred, that on and after the redemption date dividends will cease to accumulate on such shares, the then-effective conversion rate pursuant to Section 4 and that the right of holders to convert shall terminate at the close of business on the Optional Redemption Date.

Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Series A Preferred receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefore and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefore) shall terminate.

(d) Continuing Obligation. If at any time the Corporation determines that in accordance with the General Corporation Law of the State of Delaware it is unable to redeem the shares of Series A Preferred on any Optional Redemption Date, such redemption obligation shall be suspended until such time and from time to time thereafter when additional funds of the Corporation are legally available for redemption of shares of Series A Preferred, whereupon such funds immediately will be used to redeem the balance of the shares of Series A Preferred which the Corporation has become obligated to redeem on any Optional Redemption Date but which it has not redeemed and such funds will not be used for any other purpose.

(e) Dividends; Rights of Holders. No share of Series A Preferred shall be entitled to any dividends (declared or otherwise) after the date on which the Redemption Price of such share of Series A Preferred is paid. On such date, all rights of the holder of such share of Series A Preferred will cease, and such share of Series A Preferred will be deemed to be not outstanding.

(f) Reissuance; New Certificates. Any shares of Series A Preferred which are redeemed or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred. If fewer than the total number of shares of Series A Preferred represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series A Preferred will be issued to the holder thereof without cost to such holder within fifteen (15) business days after surrender of the certificate representing the redeemed shares.

(g) Ratable Offers. Neither the Corporation nor any of its subsidiaries will redeem, repurchase or otherwise acquire any shares of Series A Preferred pursuant to this Section 6, except as expressly authorized herein or pursuant to a purchase offer made pro-rata to all holders of shares of Series A Preferred on the basis of the number of shares of Series A Preferred owned by each such holder.

7. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the anticipated amount and character of such dividend, distribution or right.

8. Notices. Any notice required by the provisions of this Certificate to be given to the holders of Series A Preferred shall be deemed to have been sufficiently received (except as otherwise provided herein) (a) upon receipt when personally delivered, (b) or one (1) day after sent by overnight delivery or telecopy providing confirmation or receipt of delivery, or (c) three (3) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

3. The undersigned further certifies that the authorized number of shares of Preferred Stock is 5,000,000 and that the number of shares of the Series A Preferred Stock, none of which has been issued, is 200,000.

4. The resolution set forth above has been duly adopted by all necessary action on the part of the Corporation.

IN WITNESS WHEREOF, TOR Minerals International, Inc. has caused this Certificate to be executed by Richard L. Bowers, its President, and attested by Elizabeth K. Morgan, its Secretary, this 15th day of January, 2004.

TOR MINERALS INTERNATIONAL, INC.

By:____________________________

Richard L. Bowers, President

ATTESTED:

By:____________________________

Elizabeth K. Morgan, Secretary

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * *

TOR Minerals International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of TOR Minerals International, Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Fourth Article thereof so that, as amended said Article shall be and read as follows:

"The total number of shares of stock that the Corporation shall have authority to issue is Twenty-Five million (25,000,000), consisting of Twenty Million (20,000,000) shares of common stock of the par value of Twenty-Five Cents ($.25) per share and Five Million (5,000,000) shares of preferred stock of the par value of One Cent ($.01) per share."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said TOR Minerals International, Inc. has caused this certificate to be signed by ______________________________, its _______________________ , this ____ day of May, 2004.

By:____________________________

Elizabeth K. Morgan, Secretary